Via Facsimile and U.S. Mail
Mail Stop 6010


October 24, 2005


Mr. G. Kelly Martin
President & Chief Executive Officer
Elan Corporation, PLC
875 Third Avenue, Floor 3
New York, NY 10022

      Re:	Elan Corporation, PLC
		Form 20-F for Fiscal Year Ended December 31, 2004
	            Filed April 11, 2005
		File No.  1-13896

Dear Mr. Martin:

We have completed our review of your Form 20-F and related filings and have no further comments at this time.

							Sincerely,


							Joel Parker
							Accounting Branch Chief
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Mr. Gerald R. Mitchell
K-V Pharmaceutical Company
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